December 4, 1997




Board of Directors
United Tennessee Bankshares, Inc.
344 Broadway, P. O. Box 249
Newport, Tennessee 37821-0249

   Re:  Registration Statement on Form S-8
        ---------------------------------------------------
        Newport Federal Savings and Loan Association 401(k)
        Retirement Plan

Dear Board Members:

     We have acted as special counsel to United Tennessee Bankshares, Inc. (the "Company"), a Tennessee corporation, in connection with the preparation of the above-referenced Registration Statement (the "Registration Statement") being filed herewith under the Securities Act of 1933, as amended, relating to participation interests in the Newport Federal Savings and Loan Association 401(k) Retirement Plan (the "Plan") and the sale to Plan participants of 73,600 shares of common stock (the "Common Stock") of the Company, all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                           Very truly yours,

                           Housley Kantarian & Bronstein, P.C.


                           By: /s/ J. Mark Poerio
                               ----------------------------
                               J. Mark Poerio, Esquire